Exhibit 4.112

CITIC Securities-China Finance Online
Business Cooperation Framework Agreement

Party A: CITIC Securities Co.Ltd
Legal Representative: Wang Dongming
Address: North Tower, Times Square Excellence (Phase II), No.8, Zhongxin 3 Road, Futian District,Shenzhen, Guangdong Province
Tel: (010) 60837233
Fax: (010) 60833739

Party B: China Finance Online Co., Ltd
Legal Representative: Zhao Zhiwei
Address: 13/F GLOUCESTER TOWER THE LANDMARK 15 QUEEN’S ROAD CENTRAL HK
Tel: (010) 58325389
Fax: (010) 58325200

Party A, CITIC Securities Co. Ltd, is a comprehensive securities corporation approved by China Securities Regulatory Commission (CSRC). Party A and its affiliates have various financial products, services and businesses as well as the core financial support system, and is committed to providing convenient, fast and safe financial services to customers.
Party B, China Finance Online Co., Ltd, is a duly established corporate entity and listed on NASDAQ, which owns www.jrj.com, a professional and high-end finance comprehensive new media platform, and www.stockstar.com, and a vertical finance portal gathering professional investors and holding the flow advantage-www.stockstar.com, (collectively "Party B`s Website"); Party A and Party B, based on the principles of complementary advantages and reciprocity, and through friendly consultation, hereby enter into this Framework Cooperation Agreement regarding the research and cooperation on internet financial products for mutual compliance.

Article 1: Purpose, Objectives and Principle of the Cooperation
For the purpose of providing high-grade, innovative and convenient services to customers and following the principle of honesty and trustworthy, the Parties hereby conduct long-term, comprehensive and deep cooperation on internet business and devote themselves to becoming the model of deep cooperation on internet finance on the basis of equality, friendly and mutually beneficial.

Article 2 SCOPE AND CONTENT OF COOPERATION
2.1 Guiding Customers: [On www.jrj.com and www.stockstar.com, Party B will embed a link to CITIC Securities’ online account opening system and guide customers to open CITIC Securities account (including but not limited to stock account, wealth management account and fund account. In addition, both parties will gradually probe into and optimize ways to guiding on www.jrj.com and www.stockstar.com, in order to furnish the best customer experience.]

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1.2 Securities Transaction Interfacing Cooperation: [After the identity of users (or investors) at www.jrj.com and www.stockstar.com are verified, the verified accounts of users may be bound with their own accounts opened with CITIC Securities. After the accounts are bound, users may access to CITIC Securities transaction system via the transaction web page provided on www.jrj.com and www.stockstar.com to trade securities and purchase wealth management and service products provided by CITIC Securities.]

Article 3 Time of Implementation and Allocation of Responsibility
3.1 Time of Implementation Upon the consensus of the Parties, the cooperation work group and communication mechanism shall be immediately established after the execution hereof, and the specific details of the cooperation hereunder shall be discussed.
3.2 Allocation of Responsibility Both parties shall assume respective responsibilities and perform duties in accordance with this Agreement. In the meantime, the Parties shall comply with this Agreement, treat each other as a partner and contribute full support and assistance on the cooperation of business.

Article 4 Cooperation Mechanism
4.1 The Parties agree that the meetings for communication and coordination shall be held periodically, which aims to obtain relevant dynamic information, analyze and solve problems, summarize experience and lessons, decide material matters and discuss the direction of development and progress, and therefore to form the long-term effective mechanism to provide secure system to the efficient, effective and continuous cooperation of the Parties.
4.2 Commercial Strategy The Parties shall jointly confirm and prepare the overall objectives of the cooperation program.
4.3 Supervision of the Program The Parties shall jointly ensure the management group of the program to perform their duties towards the objectives. The Parties shall jointly ensure the implementation of changes required by laws and regulatory rules.
4.4 Development of Cooperation The Parties shall timely adjust the content of cooperation and actively solve or coordinate the problems based on the changes on business environment.
4.5 Execution of Special Cooperation Agreement The Parties respectively authorize their related department to discuss the details of the cooperation and execute the special cooperation agreement in accordance with the provisions hereof, the specific content of cooperation and procedures of operation in which shall be determined otherwise and be based on this Agreement.

Article 5 CONFIDENTIALITY
5.1 Content and Scope of Confidentiality.
5.1.1 Content and scope of confidentiality obligation to be complied with by each Party shall include all information and data received by either Party ("Receiving Party") from the other Party ("Disclosing Party") in writing or orally, which are developed, created, discovered or known by the Disclosing Party, or transferred to the Disclosing Party, commercially valuable to the Disclosing Party`s business, non-public, confidential or relating to the Disclosing Party or the cooperation between both Parties hereunder ("Confidential Information").

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5.1.2 The "Confidential Information" referred to herein shall include but not limited to trade secret, computer program, design technology, proprietary technology, processes, data, business and product development plan, customer information and other information relating to the business of the Disclosing Party, and any non-public confidential information related to the Disclosing Party received by the Disclosing Party from any third party.
5.1.3 For the purpose of this Agreement, "Confidential Information" shall exclude:
Any information has become public, not due to disclosure by the Receiving Party;
Any information made public with the approval of the Disclosing Party or its authorized representative;
Any information independently developed by the Receiving Party without direct or indirect utilization of the "Confidential Information" of the Disclosing Party;
Any information has been properly and lawfully owned by the Receiving Party prior to the disclosure thereof.
5.2 Confidentiality Obligation of Both Parties
5.2.1 Both Parties hereby undertake that the content and scope of confidentiality obligation specified in Article 5.1 shall be binding upon both Parties during the term of this Agreement and within two years upon expiration or termination of this Agreement.
5.2.2 Unless it is otherwise required by the law, neither Party may disclose any Confidential Information to any third party in whatever forms for any purpose other than for performance of this Contract, other than the Confidential Information disclosed by the Receiving Party before or after the start of business cooperation hereunder as required by the court, arbitration tribunal, securities exchange, securities depository and clearing house, trade association or any other judicial, administrative or regulatory authority, or self-regulatory organization, or as required by laws, regulations, administrative rules or other regulatory provisions.
5.2.3 During the performance of this Agreement, if either Party has to make public any information regarding the rights or obligations of the other Party, it shall give a prior notice to the other Party and obtain the written notice of the other Party, unless it is otherwise required by the laws or it is not practically feasible.
5.2.4 Both Parties agree to take all reasonable steps to procure their employees or agents will not disclose or disseminate any Confidential Information in violation of this Agreement.

Article 6 FORCE MAJEURE
6.1 After this Framework Agreement is entered into, if either Party fails to perform all or part of its obligations hereunder due to any unforeseeable, inevitable or uncontrollable event (i.e. event of force majeure), such as fire, drought, typhoon, blizzard, earthquake, war or change to any policy or regulation, its liabilities for breach of contract may be released wholly or partly to the extent of the effect caused by the force majeure.
6.2 The Party affected by the force majeure shall notify the other Party of the occurrence of force majeure and the effect thereof, and within a reasonable period, provide the other Party with a written certificate of such event issued by the relevant authority.

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Article 7 DEFAULT AND LIABILITIES
7.1 Default. Any of the following events constitutes a default hereunder:
7.1.1 Either Party substantially violates any provision hereof, or fails to perform any obligation hereunder in any substantial aspect, and fails to make remedy within 10 days upon receiving a written notice for remedy from the other Party; or
7.1.2 Any undertaking, representation or warranty made by either Party hereunder is proven false or misleading.
7.2 Default Liabilities. if either Party defaults under this Framework Agreement, it shall indemnify the other Party against any and all damages and losses resulting from the default, other than indirect damages. The non-breaching party may also unilaterally terminate this Framework Agreement without any liability.

Article 8 MISCELLANEOUS
8.1 The execution, validity, interpretation, performance as well as dispute settlement of or in connection with this Framework Agreement shall be governed by the applicable laws of the People’s Republic of China (excluding Hong Kong SAR, Macao SAR and Taiwan). Any amendment to this Framework Agreement or any issue absent hereof shall be settled by both Parties through friendly negotiation.
8.2 Any dispute arising from or in connection with this Framework Agreement shall be settled by both Parties through friendly negotiation at first. Where such negotiation fails, any party shall be entitled to file an action at the competent People`s court where Party A is located.
8.3 Both Parties hereby acknowledge that performance of this Framework Agreement and realization of the objectives contemplated herein are based on trust and mutual collaboration between both Parties. Both Parties further acknowledge that, unless it is otherwise agreed herein, neither Party may assign all or part of its rights or obligations hereunder to any third party without the prior approval of the other Party.
8.4 All issues relating to this Framework Agreement shall be settled by both Parties based on the principles of equality and reciprocity, and through friendly negotiation.
8.5 This Agreement shall be made in four (4) originals, two (2) for each party hereto. This Agreement shall become effective as of being duly signed by the legal representatives or authorized representatives of both Parties and affixed with the official seal of both Parties, and shall remain full force and effect until it is confirmed by both Parties in writing to terminate this Agreement or either Party unilaterally terminates this Framework Agreement according to any provision hereof.

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Party A (Seal):	Party B (Seal):
Legal Representative or Authorized Representative:	Legal Representative or Authorized Representative:
Date:	Date:

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